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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS
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We consent to incorporation by reference in the registration statement on Form
S-8 of American Medical Response, Inc. of our reports dated February 9, 1996 relating to the consolidated balance sheets of American Medical Response, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, and the related schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of American Medical Response, Inc.

Denver, Colorado
December 11, 1996